/C O R R E C T I O N -- AVP, Inc./

In the news release, AVP (OTC Bulletin Board: AVPI) Reports Record 2006 Revenue Up 38%; 2006 Gross Profit Up 80% Year-Over-Year, issued earlier today by AVP, Inc. over PR Newswire, we are advised by the company of the following two changes.

First, the sixth paragraph, first sentence, should read “The Company’s net loss, excluding deemed dividend, in 2006 was $(0.34) million, or $(0.02) per share, compared to a net loss of $(8.96) million, or $(1.03) per share, for 2005” rather than “The Company’s net loss in 2006 was $(0.34) million, or $(0.02) per fully diluted share, compared to a net loss of $(8.96) million, or $(1.03) per diluted share, for 2005” as originally issued inadvertently.

Second, in the AVP, INC CONSOLIDATED STATEMENTS OF OPERATIONS table, under the “Year Ended December 31, 2006” column, the “Loss per common share - Basic” should be “$(0.03)” rather than “$(0.02)” as originally issued inadvertently. Also, in the same table, again under the “Year Ended December 31, 2006” column, the “Loss per common share - Diluted” should be “$(0.03)” rather than the “$(0.02)” as originally issued inadvertently.

SOURCE AVP, Inc.